CONFIRMING STATEMENT

This Statement confirms that the undersigned, Robert Grabb, has authorized and designated each of James Sankovitz, Chad Winter, Morgan Burns and Erik Romslo, individually (the “Authorized Persons”), to execute and file on the undersigned's behalf any and all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Northern Oil and Gas Inc. The authority of the Authorized Persons under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Northern Oil and Gas Inc., unless earlier revoked in writing. The undersigned acknowledges that none of the Authorized Persons is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: December 16, 2009                                                      /s/ Robert Grabb
Robert Grabb